UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2009

CHINA HEALTH CARE CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

333-127016
(Commission File Number)

98-0463119
(IRS Employer Identification No.)

T Plaza Center, Suite 400, 15950 North Dallas Parkway, Dallas, TX 75249
(Address of principal executive offices and Zip Code)

(972) 361-8033
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2009, Mr. Siew Man Pang resigned as our Chief Executive Officer, Mr. Edwin Chan resigned as our Chief Financial Officer and Mr. Kenneth Lee resigned as our Chief Operating Officer.

As a result of Mr. Pang’s resignation on February 1, 2009, we appointed Mr. Faith Lam as our Acting Chief Executive Officer. Before the new appointment, Mr. Lam was our Vice President (Accounting & Procurement).

As a result of Mr. Chan’s resignation on February 1, 2009, we appointed Mr. Faith Lam as our Acting Chief Financial Officer. Before the new appointment, Mr. Lam was our Vice President (Accounting & Procurement).

Faith Lam, CPA, Acting Chief Executive Officer & Acting Chief Financial Officer

Mr. Lam has over 18 years in corporate finance and auditing experiences. He served as an auditor with Deloitte Touche Tohmatsu, one of top four auditing firms, in Hong Kong in the early 90’s. While serving as an auditor, Mr. Lam dealt with a board spectrum of clients in various industries including telecommunication, airline, truck manufacturing and the rail industry. Immediately prior to joining our group, Mr. Lam was the Financial Controller of Hycomm Wireless Ltd, a public listed company on the main board of the Stock Exchange of Hong Kong.

Mr. Lam is a Certified Public Accountant (CPA) of the Hong Kong Institute of Certified Public Accountants and a Fellow member of The Association of Chartered Certified Accountants (CA). Mr. Lam is a graduate of Hong Kong Shue Yan University majoring in Accounting.

Family Relationships

There are no family relationships with Mr. Lam or any of our other directors and officers.

Certain Related Transactions and Relationships

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the company’s total assets at year end for the last two completed fiscal years and in which, to our knowledge, Mr. Lam has had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA HEALTH CARE CORPORATION

By:	/s/ Faith Lam
Faith Lam
Acting Chief Executive Officer

Dated: February 11, 2009